CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Maximum aggregate offering price	Amount of registration fee(1) (2)
Medium-Term Senior Notes, Series N	$4,866,000	$490.01
(1)	Calculated in accordance with Rule 457(r) of the Securities Act.

(2)	Pursuant to Rule 457(p) under the Securities Act, the $25,079.29 remaining of the registration fees previously paid with respect to unsold securities registered on Post-Effective Amendment No. 1 to Registration Statement File No. 333-157386, filed on February 11, 2011 by Citigroup Funding Inc., a wholly owned subsidiary of Citigroup Inc., and Registration Statement File No. 333-172554, filed on March 2, 2011 by Citigroup Funding Inc., is being carried forward, of which $490.01 is offset against the registration fee due for this offering and of which $24,589.28 remains available for future registration fee offset. The most recent filing utilizing a portion of the registration fees previously paid with respect to unsold securities registered on these registration statements was filed on August 31, 2016. No additional registration fee has been paid with respect to this offering.

Citigroup Global Markets Holdings Inc.	August 29, 2016 Medium-Term Senior Notes, Series N Pricing Supplement No. 2016-USNCH0143 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-192302 and 333-192302-06

Autocallable Contingent Coupon Equity Linked Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due September 4, 2019

▪	The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. The securities offer the potential for semi-annual coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. In exchange for this higher potential yield, you must be willing to accept the risks that (i) your actual yield may be lower than the yield on our conventional debt securities of the same maturity because you may not receive one or more, or any, contingent coupon payments; (ii) your actual yield may be negative because you may receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity; and (iii) the securities may be automatically redeemed prior to maturity beginning approximately six months after the issue date. Each of these risks will depend on the performance of shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF (the “underlying shares”), as described below. Although you will be exposed to downside risk with respect to the underlying shares, you will not participate in any appreciation of the underlying shares or receive any dividends paid on the underlying shares.

▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any payments due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying shares:	Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF (NYSE Arca symbol: “ASHR”) (the “underlying share issuer” or “ETF”)
Aggregate stated principal amount:	$4,866,000
Stated principal amount:	$1,000 per security
Pricing date:	August 29, 2016
Issue date:	September 1, 2016
Valuation dates:	The 28th day of each February and the 29th day of each August, beginning in February 2017 and ending on August 29, 2019 (the “final valuation date”), each subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	Unless earlier redeemed, September 4, 2019
Contingent coupon payment dates:	For each valuation date, the fifth business day after such valuation date, except that the contingent coupon payment date for the final valuation date will be the maturity date
Contingent coupon:	On each semi-annual contingent coupon payment date, unless previously redeemed, the securities will pay a contingent coupon equal to 4.50% (approximately 9.00% per annum) of the stated principal amount of the securities if and only if the closing price of the underlying shares on the related valuation date is greater than or equal to the coupon barrier price. If the closing price of the underlying shares on any semi-annual valuation date is less than the coupon barrier price, you will not receive any contingent coupon payment on the related contingent coupon payment date.
Automatic early redemption:	If, on any semi-annual valuation date prior to the final valuation date, the closing price of the underlying shares is greater than or equal to the initial share price, each security you then hold will be automatically redeemed on the related contingent coupon payment date for an amount in cash equal to $1,000 plus the related contingent coupon payment.
Payment at maturity:

If the securities are not automatically redeemed prior to maturity, you will be entitled to receive, for each $1,000 stated principal amount security you hold at maturity:

▪  If the final share price is greater than or equal to the final barrier price: $1,000 plus the contingent coupon payment due at maturity

▪  If the final share price is less than the final barrier price: $1,000 multiplied by the share performance factor

If the final share price is less than the final barrier price, you will receive less, and possibly significantly less, than 70.00% of the stated principal amount of your securities, at maturity, and you will not receive any contingent coupon payment at maturity.

Initial share price:	$25.07, the closing price of the underlying shares on the pricing date
Final share price:	The closing price of the underlying shares on the final valuation date
Coupon barrier price:	$17.549, 70.00% of the initial share price
Final barrier price:	$17.549, 70.00% of the initial share price
Share performance factor:	The final share price divided by the initial share price
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	17324CA71 / US17324CA712
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(3)	Proceeds to issuer(4)
Per security:	$1,000.00	$20.00	$980.00
Total:	$4,866,000.00	$97,320.00	$4,768,680.00

(1) On the date of this pricing supplement, the estimated value of the securities is $929.35 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) The issue price for investors purchasing the securities in fee-based advisory accounts will be $980.00 per security, assuming no custodial fee is charged by a selected dealer, and up to $985.00 per security, assuming the maximum custodial fee is charged by a selected dealer. Selected dealers not affiliated with CGMI will receive a selling concession of up to $20.00 for each security they sell other than to fee-based advisory accounts. See “Supplemental Plan of Distribution” in this pricing supplement.

(3) For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(4) The per security proceeds to Citigroup Global Markets Holdings Inc. indicated above represent the minimum per security proceeds to Citigroup Global Markets Holdings Inc. for any security, assuming the maximum per security underwriting fee of $20.00. As noted in footnote (2), the underwriting fee for selected dealers not affiliated with CGMI is variable.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-3.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-04-03 dated March 8, 2016     Prospectus and Prospectus Supplement each dated March 7, 2016

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due September 4, 2019

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect whether you receive a contingent coupon payment on a contingent coupon payment date as well as your payment at maturity. These events, including market disruption events and other events affecting the underlying shares, and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an ETF,” and not in this pricing supplement. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Dilution and Reorganization Adjustments. The initial share price, the coupon barrier price and the final barrier price are each a “Relevant Price” for purposes of the section “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement. Accordingly, the initial share price, the coupon barrier price and the final barrier price are each subject to adjustment upon the occurrence of any of the events described in that section.

Hypothetical Examples

The table below illustrates hypothetical total returns you might receive on the securities for a range of hypothetical final share prices and a varying number of contingent coupon payments hypothetically received over the term of the securities, assuming the securities are not automatically redeemed prior to maturity. You should understand that the term of the securities, and your opportunity to receive the contingent coupon payments on the securities, may be limited to as short as approximately six months by the automatic call feature of the securities, which is not reflected in the table below. The hypothetical total return figures in the table below represent a total return on your investment if the securities are held to maturity. The outcomes illustrated in the table below are not exhaustive, and your actual total return on the securities may differ from any example illustrated below. For ease of analysis, figures in the table below have been rounded.

The table below is based on the following values and assumptions in order to illustrate how the securities work:

Initial share price:	$25.07 (the closing price of the underlying shares on the pricing date)
Final barrier price:	$17.549 (70.00% of the initial share price)
Contingent coupon:	9.00% of the stated principal amount per annum, paid semi-annually

The table below assumes that the closing price of the underlying shares on the final valuation date is the same as the closing price of the underlying shares on the maturity date.

Hypothetical final share price	Hypothetical percentage change from initial share price to final share price	Hypothetical payment at maturity[1] per security	Hypothetical total return on the securities[2] if the closing price of the underlying shares is greater than or equal to the coupon barrier price on:
			All valuation dates	5 valuation dates	4 valuation dates	3 valuation dates	2 valuation dates	1 valuation date	No valuation date
$28.831	15.00%	$1,000.00	27.00%	22.50%	18.00%	13.50%	9.00%	4.50%	N/A
$25.070	0.00%	$1,000.00	27.00%	22.50%	18.00%	13.50%	9.00%	4.50%	N/A
$21.310	-15.00%	$1,000.00	27.00%	22.50%	18.00%	13.50%	9.00%	4.50%	N/A
$17.549	-30.00%	$1,000.00	27.00%	22.50%	18.00%	13.50%	9.00%	4.50%	N/A
$17.548	-30.01%	$699.90	N/A	-7.51%	-12.01%	-16.51%	-21.01%	-25.51%	-30.01%
$12.535	-50.00%	$500.00	N/A	-27.50%	-32.00%	-36.50%	-41.00%	-45.50%	-50.00%
$6.268	-75.00%	$250.00	N/A	-52.50%	-57.00%	-61.50%	-66.00%	-70.50%	-75.00%
$0.000	-100.00%	$0.00	N/A	-77.50%	-82.00%	-86.50%	-91.00%	-95.50%	-100.00%

(1)	Excluding the final contingent coupon payment, if any.

(2)	Unless earlier redeemed, during the term of the securities, there are six valuation dates. The hypothetical total return on the securities is calculated as (a) (i) the payment at maturity (excluding the final contingent coupon payment, if any) per security plus the aggregate contingent coupon payments per security received over the term of the securities minus (ii) the $1,000 stated principal amount per security divided by (b) the $1,000 stated principal amount per security.

August 2016	PS-2

Citigroup Global Markets Holdings Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due September 4, 2019

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying shares. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity and the final share price is less than the final barrier price, you will lose 1% of the stated principal amount of the securities for every 1% by which the final share price is less than the initial share price. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	You will not receive any contingent coupon payment for any semi-annual period in which the closing price of the underlying shares is less than the coupon barrier price on the related valuation date. A contingent coupon payment will be made on a contingent coupon payment date if and only if the closing price of the underlying shares on the related valuation date is greater than or equal to the coupon barrier price. If the closing price of the underlying shares is less than the coupon barrier price on any semi-annual valuation date, you will not receive any contingent coupon payment on the related contingent coupon payment date, and if the closing price of the underlying shares is below the coupon barrier price on each valuation date, you will not receive any contingent coupon payments over the term of the securities.

▪	Higher contingent coupon rates are associated with greater risk. The securities offer contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the pricing date for the securities, including the risk that you may not receive a contingent coupon payment on one or more, or any, contingent coupon payment dates and the risk that your payment at maturity may be significantly less than the stated principal amount of your securities. The volatility of the underlying shares is an important factor affecting this risk. Greater expected volatility of the underlying shares as of the pricing date may result in a higher contingent coupon rate, but it also represents a greater expected likelihood as of the pricing date that the closing price of the underlying shares will be less than the coupon barrier price on one or more valuation dates, such that you will not receive one or more, or any, contingent coupon payments during the term of the securities and that the closing price of the underlying shares will be less than the final barrier price on the final valuation date, such that you will not be repaid the stated principal amount of your securities at maturity.

▪	You may not be adequately compensated for assuming the downside risk of the underlying shares. The potential contingent coupon payments on the securities are the compensation you receive for assuming the downside risk of the underlying shares, as well as all the other risks of the securities. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. First, the actual yield you realize on the securities could be lower than you anticipate because the coupon is “contingent” and you may not receive a contingent coupon payment on one or more, or any, of the contingent coupon payment dates. Second, the contingent coupon payments are the compensation you receive not only for the downside risk of the underlying shares, but also for all of the other risks of the securities, including the risk that the securities may be automatically redeemed prior to maturity, interest rate risk and our credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the contingent coupon payments may turn out to be inadequate to compensate you for all the risks of the securities, including the downside risk of the underlying shares.

▪	The securities may be automatically called prior to maturity, limiting your opportunity to receive contingent coupon payments. On any valuation date prior to the final valuation date, the securities will be automatically called if the closing price of the underlying shares on that valuation date is greater than or equal to the initial share price. Thus, the term of the securities may be limited to as short as approximately six months. If the securities are called prior to maturity, you will not receive any additional contingent coupon payments. Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

▪	The securities offer downside exposure to the underlying shares, but no upside exposure to the underlying shares. You will not participate in any appreciation in the price of the underlying shares over the term of the securities. Consequently, your

August 2016	PS-3

Citigroup Global Markets Holdings Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due September 4, 2019

return on the securities will be limited to the contingent coupon payments you receive, if any, and may be significantly less than the return on the underlying shares over the term of the securities. In addition, you will not receive any dividends or other distributions or any other rights with respect to the underlying shares over the term of the securities.

▪	The performance of the securities will depend on the closing price of the underlying shares solely on the relevant valuation dates, which makes the securities particularly sensitive to the volatility of the underlying shares. Whether the contingent coupon will be paid for any given semi-annual period and whether the securities will be automatically redeemed prior to maturity will depend on the closing price of the underlying shares solely on the applicable semi-annual valuation dates, regardless of the closing price of the underlying shares on other days during the term of the securities. If the securities are not automatically redeemed, what you receive at maturity will depend solely on the closing price of the underlying shares on the final valuation date, and not on any other day during the term of the securities. Because the performance of the securities depends on the closing price of the underlying shares on a limited number of dates, the securities will be particularly sensitive to volatility in the closing price of the underlying shares. You should understand that the underlying shares have historically been highly volatile.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying shares, dividend yields on the underlying shares and the stocks held by the ETF and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the coupon that is payable on the securities.

August 2016	PS-4

Citigroup Global Markets Holdings Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due September 4, 2019

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price and volatility of the underlying shares and a number of other factors, including the price and volatility of the stocks held by the ETF, the dividend yields on the underlying shares and the stocks held by the ETF, the exchange rate between the U.S. dollar and the Chinese renminbi, interest rates in the United States and China, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the price of the underlying shares may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	The underlying shares are subject to risks associated with emerging markets. The stocks held by the ETF trade in mainland Chinese markets. Non-U.S. markets tend to be more volatile than U.S. markets. In addition, companies located in emerging markets, such as China, may be subject to heightened political, economic, social and financial risks.

▪	The underlying shares are subject to risks associated with investing in mainland China. The ETF holds shares issued by mainland Chinese issuers that trade on mainland Chinese exchanges, and the ETF is therefore subject to all of the risks of investing in mainland China, including heightened risks of inflation or nationalization and market fluctuations caused by economic and political developments. In addition, the Chinese economy may be highly vulnerable to changes in local or global trade conditions, and may suffer from a rise in the Chinese government’s debt burden. Mainland Chinese securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially resulting in market distortions and volatility. Moreover, the Chinese economy may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, labor conditions and self-sufficiency. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

It is important to understand that the ETF holds shares that are traded on mainland Chinese exchanges, and not on an exchange in Hong Kong. Shares traded on mainland Chinese exchanges, referred to as A-Shares, are subject to regulation by Chinese authorities, including regulations that limit the amount of shares that may be held by foreign investors. These regulations may adversely affect the price of A-Shares. Trading in A-Shares may be less liquid and subject to greater volatility, including as a result of actions by the Chinese government, than trading on international exchanges outside of mainland China.

▪	Fluctuations in exchange rates will affect the price of the ETF. Because the ETF invests in shares that are traded in Chinese renminbi, while the net asset value of the ETF is based on the U.S. dollar value of those shares, holders of the securities will be exposed to currency exchange rate risk with respect to the Chinese renminbi relative to the U.S. dollar. If the U.S. dollar appreciates relative to the Chinese renminbi, the price of the underlying shares will likely decline for that reason alone. Exchange rate movements are the result of numerous factors specific to the relevant countries, including the supply of, and the demand for, the relevant currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each applicable region. Of particular importance to potential currency exchange risk are: existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in the applicable countries. All of

August 2016	PS-5

Citigroup Global Markets Holdings Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due September 4, 2019

these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the applicable countries and other countries important to international trade and finance.

▪	Our offering of the securities does not constitute a recommendation of the underlying shares. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying shares is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying shares or the stocks held by the ETF over the term of the securities or in instruments related to the underlying shares or such stocks and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying shares. These and other activities of our affiliates may affect the price of the underlying shares in a way that has a negative impact on your interests as a holder of the securities.

▪	The price of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions directly in the underlying shares or the stocks held by the ETF and other financial instruments related to the underlying shares or such stocks and may adjust such positions during the term of the securities. Our affiliates also trade the underlying shares or the stocks held by the ETF and other financial instruments related to the underlying shares or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the underlying shares in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the underlying share issuer or the issuers of the stocks held by the ETF, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪	Even if the underlying share issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on the underlying shares unless the amount of the dividend per underlying share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per underlying share in the most recent fiscal quarter by an amount equal to at least 10% of the closing price of the underlying shares on the date of declaration of the dividend. Any dividend will reduce the closing price of the underlying shares by the amount of the dividend per underlying share. If the underlying share issuer pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	An adjustment will not be made for all events that may have a dilutive effect on or otherwise adversely affect the market price of the underlying shares. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

▪	The securities may become linked to shares of an issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the underlying shares. For example, if the underlying share issuer enters into a merger agreement that provides for holders of the underlying shares to receive shares of another entity, the shares of such other entity will become the underlying shares for all purposes of the securities upon consummation of the merger. Additionally, if the underlying shares are delisted or the ETF is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the underlying shares. See “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Dilution and Reorganization Adjustments,” and “—Delisting, Liquidation or Termination of an ETF” in the accompanying product supplement.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events , events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the underlying shares, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	The price and performance of the underlying shares may not completely track the performance of the CSI 300 Index or the net asset value per share of the ETF. The underlying share issuer does not fully replicate the underlying index that it seeks to

August 2016	PS-6

Citigroup Global Markets Holdings Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due September 4, 2019

track and may hold securities different from those included in its underlying index. In addition, the performance of the underlying shares will reflect additional transaction costs and fees that are not included in the calculation of the CSI 300 Index (the “ETF underlying index”). All of these factors may lead to a lack of correlation between the performance of the underlying shares and the ETF underlying index. In addition, corporate actions with respect to the equity securities constituting the ETF underlying index or held by the underlying share issuer (such as mergers and spin-offs) may impact the variance between the performances of the underlying shares and the ETF underlying index. Finally, because the underlying shares are traded on NYSE Arca, Inc. and are subject to market supply and investor demand, the market value of the underlying shares may differ from the net asset value per share of the ETF.

During periods of market volatility, securities underlying the ETF may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the ETF and the liquidity of the underlying shares may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the ETF. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell the underlying shares. As a result, under these circumstances, the market value of the underlying shares may vary substantially from the net asset value per share of the ETF. For all of the foregoing reasons, the performance of the underlying shares may not correlate with the performance of the ETF underlying index and/or the net asset value per share of the ETF, which could materially and adversely affect the value of the securities in the secondary market and/or reduce your payment at maturity.

▪	Changes made by the investment adviser to the underlying share issuer or by the sponsor of the index underlying the ETF may adversely affect the underlying shares. We are not affiliated with the investment adviser to the underlying share issuer or with the sponsor of the index underlying the ETF. Accordingly, we have no control over any changes such investment adviser or sponsor may make to the underlying share issuer or the index underlying the ETF. Such changes could be made at any time and could adversely affect the performance of the underlying shares.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be materially and adversely affected. As described in the accompanying product supplement under “United States Federal Tax Considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

As described in “United States Federal Tax Considerations” below, in connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend to treat a portion of each coupon payment as attributable to interest and the remainder to option premium. However, in light of the uncertain treatment of the securities, it is possible that other persons having withholding or information reporting responsibility in respect of the securities may treat a security differently, for instance, by treating the entire coupon payment as ordinary income at the time received or accrued by a holder and/or treating some or all of each coupon payment on a security to a non-U.S. investor as subject to withholding tax at a rate of 30%. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

Information About the Underlying Shares

The Deutsche X-trackers Harvest CSI 300 China A-Shares ETF (the “underlying share issuer”) is an exchange-traded fund managed by Harvest Global Investments Limited (the “sub-adviser”).  DBX Advisors LLC (the “adviser”) is the investment adviser to the underlying share issuer.  The sub-adviser is responsible for the investment management of the underlying share issuer, subject to the supervision of the advisor.  The underlying share issuer is part of the DBX ETF Trust, a Delaware statutory trust offering a number of managed investment portfolios, of which the underlying share issuer is one.  Information provided to or filed with the SEC by DBX ETF Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-170122 and 811-22487, respectively, through the SEC’s website at http://www.sec.gov.  In addition, information may be obtained from public sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The Deutsche X-trackers Harvest CSI 300 China A-Shares ETF trades on the NYSE Arca under the ticker symbol “ASHR.”

August 2016	PS-7

Citigroup Global Markets Holdings Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due September 4, 2019

The underlying share issuer seeks investment results that correspond generally to the performance, before fees and expenses, of the CSI 300 Index (the “ETF underlying index”).  The ETF underlying index is designed to reflect the price fluctuation and performance of the China A-Share market and is composed of the 300 largest and most liquid stocks in the China A-Share market.  The ETF underlying index includes small-cap, mid-cap and large-cap stocks.  A-Shares are equity securities issued by companies incorporated in mainland China and are denominated and traded in Chinese renminbi on the Shenzhen and Shanghai Stock Exchanges.  For more information about the ETF underlying index, see “—Description of the CSI 300 Index” below.

This pricing supplement relates only to the securities offered hereby and does not relate to the underlying shares or other securities of the underlying share issuer. We have derived all disclosures contained in this pricing supplement regarding the underlying shares and the underlying share issuer from the publicly available documents described above. In connection with the offering of the securities, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying share issuer or the ETF underlying index.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The underlying share issuer is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying shares.

Historical Information

The graph below shows the closing prices of the underlying shares for each day such price was available from November 6, 2013 to August 29, 2016. The table that follows shows the high and low closing prices of, and dividends paid on, the underlying shares for each quarter in that same period. The underlying shares began trading on November 6, 2013 and therefore have a limited historical performance. We obtained the closing prices and other information below from Bloomberg L.P., without independent verification. You should not take the historical prices of the underlying shares as an indication of future performance.

Deutsche X-trackers Harvest CSI 300 China A-Shares ETF – Historical Closing Prices November 6, 2013 to August 29, 2016

* The red line indicates the coupon barrier price and final barrier price of $17.549, equal to 70.00% of the closing price on August 29, 2016.

August 2016	PS-8

Citigroup Global Markets Holdings Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due September 4, 2019

Deutsche X-trackers Harvest CSI 300 China A-Shares ETF	High	Low	Dividends
2013
Fourth Quarter (beginning November 6, 2013)	$26.09	$23.92	$0.00000
2014
First Quarter	$24.20	$21.27	$0.00000
Second Quarter	$23.19	$21.67	$0.00000
Third Quarter	$26.04	$22.19	$0.00000
Fourth Quarter	$37.21	$24.90	$0.10183
2015
First Quarter	$42.89	$33.67	$0.00000
Second Quarter	$55.17	$42.32	$0.00000
Third Quarter	$44.30	$30.11	$0.00000
Fourth Quarter	$38.30	$27.99	$0.32817
2016
First Quarter	$25.96	$21.08	$0.00000
Second Quarter	$25.19	$22.68	$0.00000
Third Quarter (through August 29, 2016)	$26.02	$23.59	$0.00000

The closing price of the underlying shares on August 29, 2016 was $25.07.

We make no representation as to the amount of dividends, if any, that may be paid on the underlying shares in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the underlying shares.

Description of the CSI 300 Index

The CSI 300 Index, which we refer to as the ETF underlying index, consists of 300 stocks with the largest liquidity and market capitalization from the entire universe of listed A-Share companies in China. A-Shares are shares of mainland Chinese companies that are traded in Chinese renminbi on the Shenzhen and Shanghai Stock Exchanges. The ETF underlying index is calculated and published by China Securities Index Company Limited. We have derived all information contained in this pricing supplement regarding the ETF underlying index from publicly available information prepared by China Securities Index Company Limited. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, China Securities Index Company Limited.

Selection Criteria

The universe of shares eligible to be included in the ETF underlying index consists of all the A-Shares listed on the Shanghai and Shenzhen Stock Exchanges that satisfy the following conditions:

i.	the shares have been listed for more than three months, except that shares listed for less than three months may be eligible for inclusion in the ETF underlying index if the daily average total market value of the shares since the shares’ initial listing is in the top thirty of all the A-Shares;

ii.	the shares are neither ST Stock nor *ST Stock; and

iii.	the shares have not been suspended from trading for 3 months as of the date of determination of eligibility for inclusion in the ETF underlying index.

“ST Stocks” are shares that are given special treatment by regulators as a result of the issuer having financial losses for a continuous 2 years, the shares having volatility that is considered high and other factors. “*ST Stocks” are treated specially by regulators to inform investors of the potential risk of delisting of the issuer’s shares. Shares of companies that suffered losses in financial reports are not included in the ETF underlying index in principle unless the shares exert a great impact on the representativeness of the ETF underlying index. In addition, the CSI Index Advisory Committee may also determine to exclude shares that have been suspended for trading for close to 3 months as of the date of determination of eligibility for inclusion in the ETF underlying index.

From this universe of eligible A-Shares, the constituent A-Shares included in the ETF underlying index are selected through the following procedure:

i.	calculate each eligible A-Share’s daily average trading value and daily average total market value during the most recent year, or in case of a new issue, during the 4th trading day that it was a public company;

ii.	rank the shares in the eligible universe by A-Share daily average trading value over the most recent year in descending order and delete the bottom ranked 50%; and

iii.	rank the remaining shares by A-Share daily average market value over the most recent year in descending order.

August 2016	PS-9

Citigroup Global Markets Holdings Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due September 4, 2019

The companies whose shares rank in the top 300 following step iii. are selected as constituents of the ETF underlying index (subject to the discussion in the next paragraph).

The constituents of the ETF underlying index are selected every six months in early June and early December, with changes implemented on the first trading day of each January and July. Data used for review in June includes trading data and financial data from May 1 of the previous year to April 30 of the review year (in the case of an IPO, data since its listing time are used). Data used for review in December includes trading data and financial data from November 1 of the previous year to October 31 of the review year (in the case of an IPO, data since its listing time are used). The number of constituents adjusted at each periodical review will not exceed 10%. In addition, the ETF underlying index includes buffer zone rules designed to minimize turnover. New candidate shares ranked in the top 240 will be given priority to add into the ETF underlying index and old constituents ranked in the top 360 will be given priority to remain in the ETF underlying index.

Index Calculation

The ETF underlying index was assigned a base value of 1000 as of December 31, 2004 (the “base date”). The level of the ETF underlying index is calculated using a Paasche weighted composite price index formula. The formula is:

where,

and

Base Period = the aggregate market value of the adjusted number of shares of each constituent of the ETF underlying index as of the base date, subject to the divisor adjustments described below.

Therefore, the level of the ETF underlying index at any time represents the aggregate value of the adjusted number of shares of each constituent included in the ETF underlying index at the current time relative to the aggregate value of the adjusted number of shares of each constituent included in the ETF underlying index on the base date (subject to the divisor adjustments described below), where 1000 is used to represent such aggregate value on the base date.

The adjusted number of shares of each constituent company included in the ETF underlying index is determined by the following procedure:

i.	The total number of A-Shares of that constituent is determined.

ii.	Shares that are not considered “free float” shares are subtracted from the total number of A-Shares. Non-free float shares include restricted trading shares as well as (a) long-term holdings of founders, families, and senior executives, (b) government holdings, (c) strategic holdings, (d) frozen shares, (e) restricted employee shares and (f) cross-holdings. If the holdings of shareholders in the foregoing categories and other persons acting in concert exceeds 5% of the number of A-Shares, the holdings will be defined as non-free float.

iii.	The percentage of the total number of A-Shares of the constituent represented by its free float shares is determined by dividing the free float shares by the total number of A-Shares. This percentage is referred to as the “negotiable market cap ratio.”

iv.	The “inclusion factor” is determined for the constituent based on its negotiable market cap ratio in accordance with the following table:

If the Negotiable Market Cap Ratio is …	≤15%	(15 - 20)%	(20 – 30)%	(30 – 40)%	(40 – 50)%	(50 – 60)%	(60 – 70)%	(70 - 80)%	>80%
then the Inclusion Factor is …	Nearest higher percentage point	20%	30%	40%	50%	60%	70%	80%	100%

v.	The adjusted number of shares of the constituent is equal to the constituent’s inclusion factor multiplied by the constituent’s total number of A-Shares.

August 2016	PS-10

Citigroup Global Markets Holdings Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due September 4, 2019

Therefore, the weighting of each constituent in the ETF underlying index may be understood as being based on each constituent’s modified free float market capitalization (i.e., the aggregate market value of the constituent’s modified free float shares), where the modified free float is determined by rounding up the actual free float percentage to the relevant percentage specified in the table above. Each constituent has a weighting in the ETF underlying index equal to its modified free float market capitalization divided by the aggregate modified free float market capitalization of all constituents of the ETF underlying index, so that constituents with larger modified free float market capitalizations have greater weight than constituents with smaller modified free float market capitalizations.

Index Maintenance

The “Base Period” divisor in the “current index level” formula specified above is subject to adjustment from time to time. The following events with respect to a constituent of the ETF underlying index may require an adjustment:

i.	Rights or bonus share issue: in the case of a rights issue or issue of bonus shares, the divisor is adjusted the day before the issuance. For purposes of the adjustment, the Adjusted Market Cap after Adjustment = Ex-right Price × Adjusted Number of Shares + Adjusted Market Cap before Adjustment (excluding stocks adjusted for right issue and bonus issue)

ii.	Share changes: when shares of constituents change due to corporate actions (e.g. re-issuance, listing of right issue), the ETF underlying index is adjusted the day before the changes. For purposes of the adjustment, Adjusted Market Cap after Adjustment = closing price × Adjusted Number of Shares after changes

iii.	Share changes caused by shareholders’ behavior: Share changes caused by shareholders’ behavior are adjusted semi-annually. The effective date is the first trading day of January and July each year and the ETF underlying index is adjusted before the effective day

iv.	Constituents adjustment: The divisor is adjusted before the effective day of a periodical review or adjustment event

When an event requiring a divisor adjustment occurs, the divisor is adjusted pursuant to the following formula:

Adjusted Market Cap before Adjustment	=	Adjusted Market Cap after Adjustment
Old divisor		New divisor

The ETF underlying index is not adjusted for dividends.

Adjustment Events

The following events may require an adjustment to the ETF underlying index between periodical (i.e., every six months) reviews.

i.	IPO. If the total A-Share market capitalization of IPO shares (which equals the issue price multiplied by total A-Shares) ranks in the top 10 (compared with all the A-Shares by average daily A-Share market capitalization of the past year since the listing announcement of the IPO) in the overall market and it satisfies the requirements to be included in the ETF underlying index universe, then fast entry rules are applied here. Namely, it will be added in the ETF underlying index after the close of the tenth trading day. Meanwhile, the last ranked old constituent by daily average market capitalization of the most recent year will be deleted from the ETF underlying index. If an IPO meets the criteria of fast entry, but the time span between its listing time and the effective day of the next periodical review is less than 20 trading days, fast entry rules are not applied immediately but will be implemented together with the next periodical review.

ii.	Merger and Acquisition.

a.	Two constituent companies merge: The stock of the resulting new company will be added to the ETF underlying index and there will be a vacancy. The vacancy will be filled by the highest ranking stock in the reserve list (i.e., a list of shares that would next have been included in the ETF underlying index but for falling below the 300th stock in the ranking of eligible shares described above).

b.	One constituent company and one non-constituent company merge: The stock of the resulting new company will be added to the ETF underlying index.

c.	One non-constituent company purchases or takes over one constituent company: If the stock of the resulting new company ranks higher than the highest stock in the reserve list, the new stock will be added to the ETF underlying index. Otherwise, the highest ranking stock in the reserve list will be added to the ETF underlying index when the constituent is delisted.

d.	Merger, spin-off, acquisition and restructuring of non-constituents: If the total market capitalization of the stock of the resulting new company ranks top 10 in the overall market, fast entry rules are applied here. Otherwise, these corporate events are considered at the next periodical review.

iii.	Spin-off. If one constituent company is split so as to form two or more companies, then whether the resulting companies are eligible for inclusion or not depends on their rankings. If two or more of the resulting companies rank higher than the

August 2016	PS-11

Citigroup Global Markets Holdings Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due September 4, 2019

lowest constituent, then the resulting companies that rank higher than the lowest constituent will be added to the ETF underlying index and the lowest constituent(s) will be removed to keep the number of the constituents constant. If one or more of the resulting companies ranks higher than the lowest constituent, then the (these) new resulting company will be added to the ETF underlying index. If more than 1 company enters the ETF underlying index, the lowest constituents will be removed to keep the number of the constituents constant. If all of the resulting companies rank lower than the lowest constituent, but some or all of the resulting companies rank higher than the highest stock in the reserve list, then the highest new company will replace the split company to be added to the ETF underlying index. If all of the resulting companies rank lower than the lowest constituent and the highest stock in the reserve list, then the highest company in the reserve list will be added to the ETF underlying index.

iv.	Suspension. If a constituent is suspended from trading, CSI will determine whether to delete it from the ETF underlying index or not according to different suspension reasons.

v.	Temporary Delisted and Delisting. If a constituent company is temporarily delisted or delisted from the A-Share market, it will be removed from the ETF underlying index and be replaced by the highest-ranking company in the reserve list.

vi.	Bankruptcy. If a constituent company enters bankruptcy proceedings, it will be removed as soon as practicable and the highest-ranking stock in the reserve list will be added to the ETF underlying index.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat a security as a put option (the “Put Option”) written by you with respect to the underlying shares, secured by a cash deposit equal to the stated principal amount of the security (the “Deposit”). In the opinion of our tax counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the securities is reasonable under current law; however, our tax counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Under this treatment:

•	a portion of each coupon payment made with respect to the securities will be attributable to interest on the Deposit; and

•	the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”).

We will treat 20.89% of each coupon payment as interest on the Deposit and 79.11% as Put Premium for each security.

Assuming the treatment of a security as a Put Option and a Deposit is respected, amounts treated as interest on the Deposit should be taxed as ordinary interest income, while the Put Premium should not be taken into account prior to maturity or disposition of the securities. See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders” in the accompanying product supplement.

Subject to the discussion in the section of the accompanying product supplement entitled “United States Federal Tax Considerations,” if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, under current law you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In addition, the U.S. Treasury Department and the IRS have released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts.” While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

While we currently do not intend to withhold on payments on the securities to Non-U.S. Holders (subject to compliance with the applicable certification requirements and the discussions in the accompanying product supplement regarding “FATCA”), in light of the uncertain treatment of the securities other persons having withholding or information reporting responsibility in respect of the securities may treat some or all of each coupon payment on a security as subject to withholding tax at a rate of 30%. Moreover, it is possible that in the future we may determine that we should withhold at a rate of 30% on coupon payments on the securities. We will not be required to pay any additional amounts with respect to amounts withheld.

August 2016	PS-12

Citigroup Global Markets Holdings Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due September 4, 2019

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of up to $20.00 for each $1,000 security sold in this offering (or up to $5.00 for each $1,000 security in the case of sales to fee-based advisory accounts). The actual underwriting fee will be equal to $20.00 for each $1,000 security sold by CGMI directly to the public and will otherwise be equal to the selling concession provided to selected dealers as described in this paragraph. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a variable selling concession of up to $20.00 for each $1,000 security they sell to accounts other than fee-based advisory accounts. CGMI will pay selected dealers not affiliated with CGMI, which may include dealers acting as custodians, a variable selling concession of up to $5.00 for each $1,000 security they sell to fee-based advisory accounts. Certain broker-dealers affiliated with CGMI, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a fixed selling concession, and financial advisers employed by such affiliated broker-dealers will receive a fixed selling concession, of $20.00 for each $1,000 security they sell. CGMI will pay the registered representatives of CGMI a fixed selling concession of $20.00 for each $1,000 security they sell. For the avoidance of doubt, the fees and selling concessions described in this pricing supplement will not be rebated if the securities are automatically redeemed prior to maturity.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We have hedged our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the securities declines. This hedging activity could affect the closing price of the underlying shares and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

August 2016	PS-13

Citigroup Global Markets Holdings Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due September 4, 2019

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus, they should obtain independent professional advice.

The securities have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the securities which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the securities will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the securities may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any securities be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the securities are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any securities referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

August 2016	PS-14

Citigroup Global Markets Holdings Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due September 4, 2019

The securities are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits. These securities are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated March 8, 2016, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on March 9, 2016, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

August 2016	PS-15

Citigroup Global Markets Holdings Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due September 4, 2019

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2016 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

August 2016	PS-16